Exhibit 99.7

Whitney Information Network, Inc. Appoints Stephen L. Cootey to Its Board of Directors

CAPE CORAL, Fla.—(BUSINESS WIRE)—Jan. 5, 2006—Whitney Information Network, Inc. (OTCBB: RUSS) is pleased to announce the appointment of Mr. Stephen L. Cootey to serve on the Company’s Board of Directors effective January 4, 2006.

Mr. Cootey is currently a Principal at Prides Capital LLC, an investment firm specializing in strategic block, active investing in small- and micro-cap public and private companies. Prior to joining Prides Capital, Mr. Cootey was a Vice President with Credit Suisse First Boston (CSFB). While at CSFB, Mr. Cootey worked on over 30 equity, debt and M&A transactions primarily for financial sponsor clients. Before joining CSFB, Mr. Cootey maintained over six years of management, consulting and operational experience at The Goldman Sachs Group, Inc., a leading global investment banking, securities and investment management firm, and Andersen Consulting, a leading management consulting, technology services and outsourcing organization. Mr. Cootey holds a B.A. in Physics and Government from Bowdoin College in Brunswick, Maine and a Masters in Business Administration from the Columbia Business School in New York, New York.

Mr. Nicholas Maturo, President and COO of Whitney Information Network said, “We are pleased to welcome Stephen to the Whitney Board of Directors. We believe his values, insight and financial and operational experience will make him a key asset to our Company and a valuable addition to the Board.”

About Whitney Information Network, Inc.

Whitney Information Network, Inc. (OTCBB: RUSS) is a leading provider of post-secondary education focused on individual wealth creation and personal success. Through its wholly-owned subsidiary, Wealth Intelligence Academy, Whitney Information Network provides its students with comprehensive instruction and mentorship in real estate investment, stock trading, business development and individual investment strategies. Additional information can be found at http://www.russwhitney.com.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 (“Reform Act”). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company’s SEC filings, including the Company’s Reports on Forms 10K, 10Q and other periodic reports.

CONTACT:	Whitney Information Network, Inc.
Susan Carrillo, 239-540-6515
or
Wolfe Axelrod Weinberger Assoc. LLC
Stephen D. Axelrod / Alisa D. Steinberg, 212-370-4500
Fax: 212-370-4505

SOURCE:	Whitney Information Network, Inc.